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                     November 21, 2023

       Brian Millard
       Chief Financial Officer
       Universal Display Corporation
       250 Phillips Boulevard
       Ewing, New Jersey 08618

                                                        Re: Universal Display
Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 23,
2023
                                                            File No. 001-12031

       Dear Brian Millard:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing